UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2016

IMMUNE PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36602	52-1841431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 East 29th Street, Suite 940, New York, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (646) 440-9310

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

(d)

On February 23, 2016, the Board of Directors of Immune Pharmaceuticals Inc. (the “Company”) appointed Dr. Jeffrey Paley, effective immediately, as an independent director to hold office as a Class I director until the next annual meeting of stockholders to be held in 2017 and until his successor is duly elected and qualified.

In connection with his appointment, Dr. Paley shall receive an annual cash compensation of $40,000. In addition, Dr. Paley was granted options to purchase 50,000 shares of common stock of the Company, to vest immediately, and options to purchase 40,000 shares of common stock to vest quarterly over a one year term, with an exercise price of $0.43 per share.

From May 2015 to September 2015, Dr. Paley was a consultant to the Company for which he received a total payment of $20,000. In addition, in conjunction with Dr. Paley’s consulting agreement, on May 19, 2015, Dr. Paley received an option to purchase 60,000 shares of common stock with an exercise price of $2.01 per share, vesting quarterly over one year commencing June 30, 2015. Other than the foregoing disclosure, the Company is not aware of any transaction in which Dr. Paley has an interest requiring disclosure under Item 404(a) of Regulation S-K.

There are no arrangements or understandings between Dr. Paley and any other person pursuant to which he was selected as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE PHARMACEUTICALS INC.

By:	/s/ Daniel G. Teper
Name: Daniel G. Teper
Title: Chief Executive Officer

Date: February 29, 2016